GRAY                                                                  EXHIBIT 99
TELEVISION, INC.

                                  NEWS RELEASE

                         GRAY REPORTS OPERATING RESULTS

                    FOR THE THREE MONTHS ENDED MARCH 31, 2006

      ATLANTA, GEORGIA - MAY 9, 2006 . . . GRAY TELEVISION, INC. ("GRAY" OR THE "COMPANY") (NYSE: GTN) today announced results from operations for the three months ("first quarter") ended March 31, 2006 as compared to the three months ended March 31, 2005.

SIGNIFICANT ITEMS TO NOTE FOR THE THREE MONTHS ENDED MARCH 31, 2006:

THREE MONTHS ENDED MARCH 31, 2006                               CHANGE FROM SAME PERIOD OF PRIOR YEAR
Net local broadcast advertising revenue, excluding
 political advertising revenue, of $46.5 million                Increased 19% or $7.4 million

Net political advertising revenue of $1.8 million               Increased $1.5 million reflecting the "on-year" of the
                                                                  political election cycle

                                        AS OF
                           -----------------------------------
                           MARCH 31, 2006    DECEMBER 31, 2005
                           --------------    -----------------
Cash on Hand              $  7.0 million       $  9.3 million

Total Debt(1)             $867.3 million       $792.5 million

COMMENTS ON RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2006:

      Revenues.

      - Total broadcasting revenues increased 17% to $68.2 million reflecting, in part, the acquisition of television stations KKCO, Grand Junction, CO on January 31, 2005, WSWG, Albany GA on November 10, 2005, WSAZ, Charleston - Huntington, WV on November 30, 2005 and WNDU, South Bend, IN on March 3, 2006. On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU total broadcasting net revenue increased 6% to $70.8 million.

      - Local broadcasting advertising revenues, excluding political advertising revenues, increased $7.4 million, or 19%, to $46.5 million from $39.1 million.

            - Since January 1, 2005, the Company has launched eight digital second channels in its existing television markets and acquired the television stations discussed above. Collectively, these transactions account for approximately 65%, or $4.8 million of the Company's overall increase in local broadcasting advertising revenues, excluding political advertising revenues.

                   4370 Peachtree Road, NE * Atlanta, GA 30319
                       (404) 504-9828 * Fax (404) 261-9607

            - For the stations and digital second channels continuously operated since January 1, 2005, local broadcasting advertising revenues, excluding political advertising revenues, increased 7% or $2.6 million due to increased demand for commercial time by local advertisers.

            - On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, local broadcasting advertising revenues, excluding political advertising revenues, increased 9% or $4.0 million due to increased demand for commercial time by local advertisers.

      - National broadcasting advertising revenues increased 13% or $1.9 million to $17.2 million from $15.3 million.

            - The station acquisitions and launch of the digital second channels discussed above collectively account for approximately $2.1 million of this increase.

            - National advertising revenues, excluding political advertising revenues, for the stations and digital second channels continuously operated since January 1, 2005 were essentially consistent with the same period of the prior year.

            - On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, national broadcasting advertising revenues, excluding political advertising revenues, of $17.8 million were essentially consistent with the same period of the prior year.

      - Political advertising revenues increased to $1.8 million from $0.3 million reflecting the cyclical influence of the 2006 elections.

      - During the first quarter of 2006, the Company earned an aggregate total of approximately $2.9 million of revenue from the broadcast of the Winter Olympic Games. On a pro forma(1) basis, after giving effect to the acquisition of the television station WNDU discussed above, the aggregate total revenue attributable to the broadcast of the Winter Olympic Games approximated $3.4 million. No Olympic Games were broadcast in the first quarter of 2005.

      Operating expenses. Operating expenses increased 22% to $57.2 million from $47.1 million in the same period of the prior year primarily as the result of the station acquisitions discussed above.

      - Broadcasting expenses, before depreciation, amortization and loss on disposal of assets increased $6.4 million, or 16%, to $45.1 million from $38.7 million.

            - The station acquisitions and launch of the digital second channels discussed above collectively account for approximately $4.3 million of this increase.

            - For the stations and second channels continuously operated since January 1, 2005 broadcast expenses increased approximately 6%, or $2.1 million. This increase was due to increased payroll costs of $1.4 million, including a non-cash charge of

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2006           Page 2 of 8

                  $144,000 for increased vacation liabilities. Other non-payroll related expenses, including program costs, increased $681,000.

                  - On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, broadcast expenses increased approximately 7% to $47.2 million generally reflecting routine increases in payroll related expenses and modest increases in other non-payroll related expenses including program costs.

      - Corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased 36% to $3.7 million in the three months ended March 31, 2006 as compared to $2.7 million for the same period in 2005. The 2006 period includes an aggregate of approximately $198,000 of non-cash expenses recorded in connection with the Company's adoption on January 1, 2006 of Statement of Financial Accounting Standard No. 123, (revised 2005) which relates to the new accounting rules for expensing stock based compensation. The corresponding period of 2005 contains $98,000 of non-cash expenses associated with restricted stock awards. Excluding non-cash stock based compensation, payroll and benefit costs increased $197,000. In addition, professional service fees including legal and audit fees increased approximately $338,000 over the first quarter of 2005.

BALANCE SHEET:

      Gray's cash balance was $7.0 million at March 31, 2006 compared to $9.3 million at December 31, 2005. The decrease in cash reflects $18.9 million of net cash generated by Gray's operations during the first quarter of 2005 compared to $18.8 million for the prior year. The 2006 net cash generated from operations was offset in part by the return of capital to Gray's common and preferred shareholders through the payment of $2.3 million of dividends. Gray also used a total of $1.2 million to purchase and retire a portion of Gray's 9.25% Senior Subordinated Notes. Total debt outstanding at March 31, 2006 and December 31, 2005 was $867.3 million and $792.5 million(2), respectively.

CHANGES IN THE CLASSIFICATION OF CERTAIN ITEMS:

      Prior year operating results of the publishing and wireless segments in the accompanying condensed consolidated financial statements have been reclassified to conform to the 2006 presentation which reflects the results of those operations in income from discontinued operations, net of income taxes.

A DETAILED TABLE OF OPERATING RESULTS FOLLOWS ON THE NEXT PAGE.

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2006           Page 3 of 8

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                              GRAY TELEVISION, INC.
              (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

                                                                AS REPORTED                               PRO FORMA
                                                            THREE MONTHS ENDED                        THREE MONTHS ENDED
SELECTED OPERATING DATA:                                         MARCH 31,                                MARCH 31,
                                                     ---------------------------------      -------------------------------------
                                                                                 %                                           %
                                                       2006         2005       CHANGE         2006           2005          CHANGE
                                                       ----         ----       ------         ----           ----          ------
Revenues (less agency commissions)                   $ 68,234     $58,309          17%      $ 70,819       $66,631             6%
                                                     --------     -------                   --------       -------
Expenses:
   Operating expenses before depreciation,
      amortization and loss on disposal of
      assets, net                                      45,064      38,694          16%        47,201        44,257             7%
   Corporate and administrative                         3,743       2,744          36%         3,743         2,744            36%
   Depreciation and amortization of intangible
      assets                                            8,329       5,621          48%         8,997         7,579            19%
   Loss on disposal of assets, net                         82          33         148%            82            33           148%
                                                     --------     -------                   --------       -------
   Total expenses                                      57,218      47,092          22%        60,023        54,613            10%
                                                     --------     -------                   --------       -------
Operating income                                       11,016      11,217          (2)%       10,796        12,018           (10)%
Other income (expense):
   Miscellaneous income (expense), net                    346         295          17%           346           295            17%
   Interest expense                                   (15,466)    (11,113)         39%       (15,891)      (14,030)           13%
   Losson early extinguishment of debt                   (110)        -0-          NA           (110)          -0-            NA
                                                     --------     -------                   --------       -------
Income (loss) from continuing operations before
   income tax expense                                  (4,214)        399       (1156)%       (4,859)       (1,717)          183%
Income tax expense (benefit)                           (1,660)        150       (1207)%       (1,895)         (670)          183%
                                                     --------     -------                   --------       -------
Income (loss) from continuing operations               (2,554)        249       (1126)%       (2,964)       (1,047)          183%
Income from operations of discontinued publishing
   and wire less operations net of income
   tax expense of $-0-, $1, 195, $-0-, and
   $1,195, respectively                                   -0-       1,826        (100)%          -0-         1,826          (100)%
                                                     --------     -------                   --------       -------
Net income (loss)                                      (2,554)      2,075        (223)%       (2,964)          779          (480)%
Preferred dividends                                       815         815           0 %          815           815             0%
                                                     --------     -------                   --------       -------

Net income (loss) available to common stockholders   $ (3,369)    $ 1,260        (367)%     $ (3,779)      $   (36)        10397%
                                                     ========     =======                   ========       =======

DILUTED PER SHARE INFORMATION:
   Loss from continuing operations available to
      common stockholders                            $  (0.07)    $ (0.01)                  $  (0.08)      $ (0.04)
   Income from discontinued operations, net of tax        -0-        0.04                        -0-          0.04
                                                     --------     -------                   --------       -------
   Net income (loss) available to common
   stockholders                                      $  (0.07)    $  0.03                   $  (0.08)      $   -0-
                                                     ========     =======                   ========       =======
   Weighted average shares outstanding                 48,741      49,045          (1)%       48,741        48,599             0%
                                                     ========     =======                   ========       =======

POLITICAL REVENUE (LESS AGENCY COMMISSION)           $  1,776     $   293         506%      $  1,856       $   370           402%

REVENUE RELATED TO OLYMPIC BROADCAST (LESS
   AGENCY COMMISSION)                                $  2,880     $   -0-          NA       $  3,390       $   -0-            NA

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2006           Page 4 of 8

GUIDANCE FOR THE SECOND QUARTER OF 2006

      We currently anticipate that Gray's broadcasting results of operations for the three months ended June 30, 2006 will approximate the ranges presented in the table below. The guidance below for corporate expense for the three months ended June 30, 2006 includes an estimated $200,000 of non-cash expense currently anticipated in connection with the Company's adoption on January 1, 2006 of Statement of Financial Accounting Standard No. 123, (revised 2005) which relates to new accounting rules for expensing stock based compensation.

                                                 %            %                            %             %
                                   2006        Change       Change          2006         Change       Change
                                 Guidance       From         From         Guidance        From         From
           Selected                Low         Actual     Pro Forma         High         Actual      Pro Forma     Actual   Pro Form
       operating data:             Range        2005         2005          Range          2005         2005         2005      2005
       ---------------           --------      ------     ---------       --------       ------      ---------     -----    --------
                                                                        Dollars in millions
OPERATING REVENUES
  Revenues (less agency
   commissions)                    $80.5         +18%          +3%          $81.5          +20%          +5%        $68.0      $77.9

OPERATING REVENUES
  before depreciation,
   amortization and other
   expenses:

   Broadcasting operating
     expenses                      $47.7         +20%          +6%          $48.0          +21%          +6%        $39.6      $45.1

   Corporate expense               $ 3.3         +10%         +10%          $ 3.4          +13%         +13%        $ 3.0      $ 3.0

Other Selected Data:
  Broadcast political
   revenues (less agency
   commissions)                    $ 3.0         329%         173%          $ 3.5          400%         218%        $ 0.7      $ 1.1

Pro Forma information presents certain operating results of WSAZ and WNDU as if each station had been acquired on January 1, 2005.

COMMENTS ON GUIDANCE

      The above guidance for broadcasting revenue reflects the cyclical impact of political advertising spending.

      The above second quarter 2006 guidance for broadcasting revenue also includes the impact of Gray's launch or planned launch of a total of eleven digital second channels in its existing television markets since April 1, 2005 and the acquisition of television stations WSWG, Albany GA on November 10, 2005, WSAZ, Charleston - Huntington, WV on November 30, 2005 and WNDU, South Bend, IN on March 3, 2006. Collectively these transactions account for approximately $10.7 million of the overall increase in second quarter broadcast revenue in comparison to the second quarter of 2005 on an "as reported" basis. On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU total broadcasting net revenue is expected to increase between 3% and 5%.

      For television stations and digital secondary channels continuously operated since April 1, 2005, Gray currently anticipates that its local revenue, excluding political revenue, will increase approximately 5% over the second quarter of 2005. On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU local revenue, excluding political

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2006           Page 5 of 8
revenue, is expected to increase approximately 6% over the pro forma results for the second quarter of 2005.

      For television stations and digital secondary channels continuously operated since April 1, 2005, Gray currently anticipates that its national revenue, excluding political revenue, will be approximately equal to the results from the second quarter of 2005 for those same stations. On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU national revenue, excluding political revenue, is expected to approximate the pro forma results for the second quarter of 2005.

      The above second quarter 2006 guidance for broadcasting operating expense before depreciation, amortization, and other expenses also includes the current period impact of Gray's launch of digital second channels and the acquisition of several television stations as discussed above. Collectively these transactions account for approximately $6.6 million of the overall increase in second quarter broadcast operating expense before depreciation, amortization and other expenses in comparison to the second quarter of 2005 on an "as reported" basis. On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU total broadcasting operating expense before depreciation, amortization and other expenses is expected to increase approximately 6%. The launch or planned launch of digital second channels is anticipated to produce approximately $1.1 million of incremental expense during the second quarter of 2006 compared to the second quarter of 2005.

      For television stations and secondary channels continuously operated since April 1, 2005, Gray currently anticipates that operating expenses before depreciation, amortization and other expenses will increase approximately 4% from the second quarter of 2005. This expense increase generally reflects routine increases in payroll and benefit costs.

      Also included within the broadcast operating expense estimates presented above, Gray currently estimates that the non-cash 401(k) plan expense will approximate $450,000 for the three months ended June 30, 2006 compared with $535,000 for the same period of 2005.

CONFERENCE CALL INFORMATION

      Gray Television, Inc. will host a conference call to discuss its first quarter operating results on May 9, 2006. The call will begin at 10:00 AM Eastern Time. The live dial-in number is 1-800-406-5356 and the confirmation code is 5591884. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 5591884 until June 9, 2006.

FOR INFORMATION CONTACT:                WEB SITE:  www.gray.tv
BOB PRATHER                             JIM RYAN
PRESIDENT AND CHIEF OPERATING OFFICER   SENIOR V. P. AND CHIEF FINANCIAL OFFICER
(404) 266-8333                          (404) 504-9828

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2006           Page 6 of 8

RECONCILIATIONS:

Reconciliation of Net Income to the Non-GAAP term "Adjusted Broadcast Cash Flow" (in thousands):

                                                                             AS REPORTED             PRO FORMA(1)
                                                                            THREE MONTHS             THREE MONTHS
                                                                                ENDED                   ENDED
                                                                               MARCH 31,               MARCH 31,
                                                                            ----------------        ----------------
                                                                            2006        2005        2006        2005
                                                                            ----        ----        ----        ----
Net income (loss)                                                        $ (2,554)   $  2,075    $ (2,964)   $    779
   Adjustments to reconcile to Adjusted Broadcast Cash Flow:
    Depreciation and amortization of intangible assets                      8,329       5,621       8,997       7,579
    Amortization of stock options and restricted stock awards                 198          98         198          98
    Loss (gain) on disposal of assets, net                                     82          33          82          33
    Miscellaneous (income) expense, net                                      (346)       (295)       (346)       (295)
    Interest expense                                                       15,466      11,113      15,891      14,030
    Loss on early extinguishment of debt                                      110         -0-         110         -0-
    Income tax expense (benefit)                                           (1,660)        150      (1,895)       (670)
    (Income) loss from discontinued operations, net                           -0-      (1,826)        -0-      (1,826)
    Amortization of program broadcast rights                                3,304       2,815       3,304       2,815
    Common Stock contributed to 401(k) Plan excluding corporate
      401(k) contributions                                                    573         504         573         504
    Network compensation revenue recognized                                  (220)     (1,643)       (220)     (1,643)
    Network compensation per network affiliation agreement                    524       2,102         524       2,102
    Payments on program broadcast obligations                              (3,286)     (2,815)     (3,286)     (2,815)
                                                                         --------    --------    --------    --------
Adjusted Broadcast Cash Flow                                             $ 20,520    $ 17,932    $ 20,968    $ 20,691
                                                                         ========    ========    ========    ========

Adjusted Broadcast Cash Flow is non-GAAP term the Company uses as a measure of performance. Adjusted Broadcast Cash Flow is used by the Company to approximate the amount used to calculate key financial performance covenants including, but not limited to, limitations on debt, interest coverage, and fixed charge coverage ratios as defined in the Company's senior credit facility and/or subordinated note indenture. Adjusted Broadcast Cash Flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements less payments for program broadcast obligations, less network compensation revenue and less income (loss) from discontinued operations, net of income taxes. Accordingly, the Company has provided a reconciliation of Adjusted Broadcast Cash Flow to net income (loss).

NOTES

(1) The pro forma presentation gives effect to the results of operations for the acquisition of television stations WSAZ, Charleston - Huntington, WV on November 30, 2005 and WNDU, South Bend, IN on March 3, 2006 as if each station had been acquired on January 1, 2005. Due to the relative size of the acquisition of KKCO, Grand Junction CO and WSWG, Albany Georgia, the results of operations for KKCO and WSWG are included as of their respective acquisition date in both the "As Reported" and "Pro Forma" results.

(2) Total debt as of March 31, 2006 and December 31, 2005 does not include $762,000 and $811,000, respectively, of unamortized debt discount on Gray's 9-1/4% Senior Subordinated Notes due March 2011.

THE COMPANY

      Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations), or Fox (1 station). In addition, Gray currently operates eleven digital multi-cast television channels which are currently affiliated with either UPN or Fox in certain of its existing markets.

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2006           Page 7 of 8

CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT

The following comments on Gray's current expectations of operating results for the second quarter of 2006 are "forward looking" for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and may differ materially from the current expectations discussed in this press release. See Gray's Annual Report on Form 10-K for a discussion of risk factors that may affect its ability to achieve the results contemplated by such forward looking statements.

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2006           Page 8 of 8